Exhibit 99.1

Aradigm Receives Complete Response Letter from the FDA for Linhaliq NDA

Hayward, CA – January 29, 2018 – Aradigm Corporation (NASDAQ: ARDM) (the “Company”) today announces that it received a Complete Response Letter (CRL) from the US Food and Drug Administration (FDA) regarding its New Drug Application (NDA) for Linhaliq™ as a treatment for non-cystic fibrosis bronchiectasis (NCFBE) patients with chronic lung infections with Pseudomonas aeruginosa (P. aeruginosa).

The CRL states that the FDA has determined that it cannot approve the NDA in its present form and provides specific reasons for this action along with recommendations needed for resubmission; the areas of concern include clinical data, human factors validation study and product quality.

The recommendations in the CRL include an independent third party verification of the Phase 3 results via analyses of source data as per the statistical analysis plan and an additional Phase 3 clinical trial that demonstrates a significant treatment effect on clinically meaningful endpoints which could evaluate the co-primary endpoints of frequency and severity of exacerbations to assess for durable evidence of efficacy over a period of two years (or more, if scientifically justified). The CRL also included a request to conduct another Human Factors Study to demonstrate that the product packaging and instructions for use are effective, and the CRL requested, among other things, additional product quality information with respect to microbiology and a new in vitro drug release method development report.

“We remain confident in the efficacy, safety and quality of Linhaliq and will request a meeting with FDA to discuss the topics covered in the CRL with the view to developing plans to move towards resubmission of the Linhaliq NDA as soon as possible. We are committed to continue working on the approval of Linhaliq for NCFBE patients who have very severe disease with high morbidity and mortality and no available treatment options. We thank these patients and their care givers for participating in a decade of clinical research that brought us to this point,” said Igor Gonda, Ph.D., president and chief executive officer at Aradigm. “Our focus is also on the submission in the near future for marketing approval in the European Union.”

The Linhaliq application was based on data from three clinical studies. Two Phase 3 studies, ORBIT-3 and ORBIT-4, were identically designed, multinational, randomized (2:1), double-blind and placebo controlled. Both were conducted concurrently in similar geographies over 48 weeks, with an additional 4 weeks of open-label treatment and a 30-day safety follow up. Together with the Phase 2b ORBIT-2 study, these trials were part of the NDA submission to provide evidence of the clinical benefit of Linhaliq for patients with NCFBE who have chronic lung infections with P. aeruginosa.

About Non-Cystic Fibrosis Bronchiectasis (NCFBE)

NCFBE is a severe, chronic and rare disease characterized by abnormal dilatation of the bronchi and bronchioles, frequently associated with chronic lung infections. It is often a consequence of a vicious cycle of inflammation, recurrent lung infections, and bronchial wall damage. NCFBE represents an unmet medical need with high morbidity and mortality that affects more than 150,000 people in the U.S. and over 200,000 people in Europe. NCFBE patients who have chronic infections with P. aeruginosa have a 6.5-fold increase in hospitalizations, three times higher mortality, and a worse quality of life compared with those without P. aeruginosa infections. There is currently no drug approved for the treatment of this condition.

About Aradigm

Aradigm is an emerging specialty pharmaceutical company focused on the development and commercialization of drugs for the prevention and treatment of severe respiratory diseases. Aradigm has completed two Phase 3 clinical trials with Linhaliq, an investigational proprietary formulation of ciprofloxacin for inhalation, for the treatment of NCFBE. Aradigm’s inhaled ciprofloxacin formulations, including Linhaliq, are also product candidates for treatment of patients with cystic fibrosis and non-tuberculous mycobacteria (NTM), and for the prevention and treatment of high threat and bioterrorism infections, such as inhaled tularemia, pneumonic plague, melioidosis, Q fever and inhaled anthrax.

Forward-Looking Statements

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including the risk that Linhaliq may not receive regulatory approval or be successfully commercialized, as well as the other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 30, 2017, and the Company’s Quarterly Reports on Form 10-Q.

More information about Aradigm can be found at www.aradigm.com.

Aradigm and the Aradigm Logo are registered trademarks of Aradigm Corporation. Linhaliq is a registered trademark of Grifols, S.A.

SOURCE: Aradigm Corporation

Contact: Nancy Pecota, Chief Financial Officer, 510-265-8800